Exhibit 21.1
VWR Funding, Inc. Subsidiaries
as of 12/31/08

Subsidiary	Jurisdiction of Organization
VWR International, LLC	Delaware
VWR Funding International Holdings, Inc.	Delaware
VWR Management Services, LLC	Delaware
VWR, Inc.	Delaware
Ward’s Natural Science Establishment, LLC	Delaware
Science Kit, LLC	Delaware
VWR Education, LLC	Delaware
Sargent Welch, LLC	Delaware
VWR Education, Ltd.	Canada
VWR Jencons USA Limited	UK
Jencons (Scientific) LLC	Delaware
VWR International Holdings, Inc.	Delaware
VWR International Europe S.ar.L.	Luxembourg
VWR International North America S.ar.L.	Luxembourg
VWR International Co.	Canada
VWR Advanced Instruments, LLC	Puerto Rico
VWR International, S. de R.L. de C.V.	Mexico
Servicios Cientificos Especializados, S. de R.L. de C.V.	Mexico
VWR International Holdings Pte. Ltd.	Singapore
VWR Singapore Pte. Ltd.	Singapore
VWR Lab Products Private Limited	India
VWR Trading (Shanghai) Co., Ltd.	China
VWR International Immobilien GmbH	Germany
VWR International bvba	Belgium
VWR International Europe bvba	Belgium
VWR International—Material de Laboratório, Lda.	Portugal
VWR International B.V.	Netherlands
VWR International S.r.l.	Italy
VWR International AG	Switzerland
Omnilab AG	Switzerland
VWR International GmbH	Austria
VWR International S.A.S.	France
VWR International GmbH	Germany
VWR International Eurolab, S.L.	Spain
Spektrum-3D Kft.	Hungary
VWR International AB	Sweden
VWR Bie & Berntsen A/S	Denmark
VWR International Oy	Finland
VWR International AS	Norway
LabIT Solutions AB	Sweden
KEBO Lab AB	Sweden
Halmahera Ltd.	Ireland
Freerisk Ltd.	Ireland
A.G.B. Scientific Ltd.	Ireland
Labsys Ltd.	Ireland
A.G.B. Products Ltd.	Ireland
VWR Holdco Limited	UK
VWR International Ltd.	UK
A.G.B. Scientific Apparatus Ltd.	N. Ireland
A.G.B. Scientific Solutions Ltd.	UK
Jencons (Scientific) Limited	UK
Jencons (Scientific) Limited	Ireland
Facility Management Services Limited	UK
Prior Laboratory Supplies Limited	UK
VWRI UK Pension Trustees Limited	UK